CRESCENT ENERGY COMPANY
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (“Agreement”) is entered into, as of [●], among Crescent Energy Company, a Delaware corporation (the “Company”), and [_____________] (“Employee”).
Recitals
The Company acknowledge that Employee possesses skills and knowledge instrumental to the successful conduct of the Company’s business. The Company is willing to enter into this Agreement with Employee in order to better ensure themselves of access to the continued services of Employee both before and after a Change in Control.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.Term. The term of this Agreement shall commence on the date indicated above (the “Effective Date”) and end on the first anniversary of the Effective Date. Thereafter, on the date on which the term of this Agreement (as it may be extended from time to time under this paragraph 1) would otherwise expire, so long as Employee is still an employee of the Company on such date, such term will be automatically extended for 12 months, unless the Company has provided written notice to Employee at least six months before the date that the term would otherwise expire that it does not want the term to be extended. The Company may deliver a conditional notice of non-renewal that will be effective only if Employee does not agree, within the time period specified by the Company, to any amendment or modification of this Agreement that the Company shall request be executed as a condition to allowing the term hereof to be extended. Notwithstanding the foregoing, and regardless of whether the Company has theretofore delivered a notice of non-renewal and/or sought agreement from Employee to amendments to this Agreement, if a Change in Control occurs during the term hereof, the term of this Agreement shall be automatically extended to the second anniversary of the date on which the Change in Control occurs (the “Change in Control Date”).
2.Operation of Agreement. Except as expressly provided below, no benefits shall be payable under this Agreement if Employee is not employed by the Company on the Change in Control Date. Notwithstanding anything else contained herein to the contrary, if Employee’s employment is terminated (a) by the Company and such termination is not a Termination for Cause and (b) a Change in Control occurs within six months after such termination, Employee shall be deemed, solely for purposes of determining Employee’s rights under this Agreement, to have remained employed until the Change in Control Date and to have been terminated by the Company immediately thereafter in a manner and under circumstances that would not constitute a Termination for Cause; provided, however, that, in such case, any payments payable hereunder shall be reduced by the amount of any other cash severance benefits and continued group health plan benefits theretofore paid or provided to Employee in connection with such termination. If Employee is still an employee of the Company on the Change in Control Date, or Employee is deemed, for purposes of this Agreement, to continue to be in the employ of the Company until the Change in Control Date pursuant to the immediately preceding sentence, upon the occurrence of a Change in Control, this Agreement shall supersede any other individual agreement between the Company and Employee, the primary purpose of which is to provide Employee the right to receive severance benefits and certain other benefits ancillary to such severance benefits in connection with the termination of Employee’s employment (the “Severance Agreement”), subject, if applicable, to the offset set forth in the immediately preceding sentence.
3.Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)“Accrued Obligations” shall mean any vested amounts or benefits owing to Employee under any of the Company’s employee benefit plans and programs in which Employee has participated, including any compensation previously deferred by Employee (together with any accrued earnings thereon) and not yet paid.
(b)“Base Salary” shall mean Employee’s annualized base salary at the rate in effect at the relevant date or event as reflected in the Company’s regular payroll records.
(c)“Change in Control” shall mean an event that constitutes a “change in control” as defined in the EIP, except that an event shall only constitute a Change in Control if it both qualifies as such under the EIP and is a change in the ownership or effective control or in the ownership of a substantial portion of the assets of the Company for purposes of Section 409A. Any modification to the definition of “change in control” in the EIP (including by virtue of the adoption by the Company of a successor plan thereto setting forth a modified definition of “change in control”) adopted after the Effective Date shall apply for purposes of this Agreement, except that any modification to such definition adopted on or after, or within 180 days prior to, a Change in Control shall not apply in determining the definition of such term under this Agreement unless such amendment is favorable to Employee.
(d)“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor provision thereto.
(e)“Date of Termination” shall mean
(1)In the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein; and
(2)In all other cases, the actual date on which Employee’s employment terminates;
provided, however, that if Employee continues to provide or, in the 12 month period following such termination of employment, Employee is expected to provide, sufficient services such that Employee does not incur a “separation from service” under Section 409A on the date of termination, Employee’s Date of Termination for purposes of this Agreement shall be the date on which such Employee incurs a “separation from service” under Section 409A.

(f)“Disability” shall mean Employee’s physical or mental impairment or incapacity of sufficient severity such that:
(1)In the opinion of a qualified physician selected by the Company with the consent of Employee or Employee’s legal representative (which consent shall not be unreasonably withheld), after taking into account all reasonable accommodations that the Company has made or could make, Employee is unable to continue to perform Employee’s duties and responsibilities as an employee of the Company; or
(2)Employee’s condition entitles Employee to long-term disability benefits under any employee benefit plan maintained by the Company or any of its affiliates that are at least comparable to those made available to Employee by the Company prior to the Change in Control.
For purposes of subparagraph 3(f) of this definition, Employee agrees to provide such access to Employee’s medical records and to submit to such physical examinations and medical tests as, in the opinion of the physician selected by the Company, is reasonably necessary to make the determination required as to Employee’s ability to perform Employee’s duties and responsibilities.
(g)“Earned Salary” shall mean the Base Salary earned by Employee, but unpaid, through Employee’s Date of Termination.
(h)“EIP” shall mean the Crescent Energy Company 2021 Equity Incentive Plan, as the same may be amended, modified, supplemented, or restated from time to time, or any successor plan thereto.
(i)“Notice of Termination” shall mean a written notice given, in the case of a Termination for Cause, within 45 days of the Company having actual knowledge of the events giving rise to such termination, and in the case of a Termination for Good Reason, within 45 days of the later to occur of (x) the Change in Control Date or (y) Employee’s having actual knowledge of the events giving rise to such termination. Any such Notice of Termination shall:
(1)Indicate the specific termination provision in this Agreement relied upon;
(2)Set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated; and
(3)If the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice).
The failure by Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Termination for Good Reason shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder. The Company shall have the right to correct any fact or circumstance which contributes to a showing of Termination for Good Reason within 30 days after receiving such notice and provided that all such facts or circumstances are corrected, Employee shall have no rights to any payments or benefits under Section 5 for a Termination for Good Reason.
(j)“Pro-Rata Bonus” shall mean an amount equal to the product of (A) the greater of Employee’s (1) Target Bonus and (2) actual bonus under any Company annual bonus program (which, if not stated as the target for a full year of service, shall be annualized) for the year in which the Date of Termination occurs and (B) a fraction, the numerator of which is the number of days in the then current calendar year which have elapsed as of the Date of Termination, and the denominator of which is 365.
(k)“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.
(l)“Separation Payment” shall mean a lump sum payment in an amount equal to 2.5 times the sum of (A) Employee’s Protected Base Salary and (B) the greater of (x) Employee’s Target Bonus or (y) the average of the annual bonuses paid to Employee (which, if not stated as being for a full year of service, shall be annualized) with regard to services for the three years immediately preceding the Date of Termination (or, if less, the number of years immediately prior to the year in which the Date of Termination occurs during which Employee was employed by the Company).
(m)“Target Bonus” shall mean the greatest of:
(1)the average of Employee’s target bonuses under any Company annual bonus program (which, if not stated as the target for a full year of service, shall be annualized) for the year in which the Change in Control Date occurs and for each of the last two years ended prior to the year in which the Change in Control Date occurs (or, if less, the number of years prior to the year in which the Change in Control Date occurs during which Employee was employed by the Company);
(2)Employee’s target bonus under any Company annual bonus program (which, if not stated as the target for a full year of service, shall be annualized) for the year in which the Change in Control Date occurs; and
(3)Employee’s highest target bonus under the annual bonus program in which Employee participated for services rendered or to be rendered by Employee in any calendar year after the calendar year in which the Change in Control Date occurs;
in each case, as reflected in the Company’s records.
(n)“Termination for Cause” shall mean a termination of Employee’s employment by the Company due to the occurrence of any of the following:

(1)Employee’s continued failure (i) to substantially perform Employee’s duties and responsibilities (other than any such failure resulting from Employee’s physical or mental impairment or incapacity) or (ii) to comply with any material written policy of the Company generally applicable to all officers of the Company and, if applicable, the successor in interest to the Company or, if such successor is a subsidiary of any other entity, the direct or indirect ultimate parent of such successor (such successor or such ultimate parent entity, the “Company Successor”), which specifically provides that Employee may be dismissed (or Employee’s employment terminated) as a consequence of any such failure to comply, in either case more than 10 business days after written demand for substantial performance or compliance with the policy is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially performed Employee’s duties and responsibilities or not complied with the written policy;
(2)Employee’s engaging in an act or acts of gross misconduct which result in, or are intended to result in, material damage to the Company’s business or reputation;
(3)Employee’s failure, following a written request from the Company, reasonably to cooperate (including, without limitation, the refusal by Employee to be interviewed or deposed, or to give testimony) in connection with any investigation or proceeding, whether internal or external (including, without limitation, by any governmental or quasi-governmental agency), into the business practices or operations of the Company; or
(4)Employee’s conviction of (or plea of guilty or nolo contendere to a charge of) any felony or any crime or misdemeanor, in either case, involving moral turpitude or financial misconduct which results in significant monetary damage to the Company.
For purposes of subparagraph (2) of this definition, an act, or failure to act, on Employee’s part shall only be considered “misconduct” if done, or omitted, by Employee not in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.
(o)“Termination for Good Reason” shall mean a termination of Employee’s employment by Employee due to the occurrence of any of the following, without the express written consent of Employee, after the occurrence of a Change in Control:
(1)(i) The assignment to Employee of any duties inconsistent in any material adverse respect with Employee’s position, authority or responsibilities as in effect immediately prior to a Change in Control, or (ii) any other material adverse change in such position, including (A) titles, authority, responsibilities, or functions, (B) the position to which Employee reports or the principal departmental functions that report to Employee, or (C) the budget over which Employee retains authority, which, in the case of any officer of the Company, shall be deemed to have occurred unless, following the Change in Control Date, Employee holds such position or positions with the Company Successor that are substantially comparable to the position or positions held by Employee with the Company immediately prior to the Change in Control Date; provided that there shall be excluded for the purpose of this subparagraph (A)(1) any isolated, insubstantial and inadvertent action remedied promptly after receipt of notice thereof given by Employee;
(2)Any failure by the Company or the Company Successor, other than an insubstantial or inadvertent failure remedied promptly after receipt of notice thereof given by Employee, to provide Employee with an annual Base Salary which is at least equal to the Base Salary payable to Employee immediately prior to the Change in Control Date or, if more favorable to Employee, at the rate made available to Employee at any time thereafter (the “Protected Base Salary”);
(3)Any failure by the Company or the Company Successor, other than an insubstantial or inadvertent failure remedied promptly after receipt of notice thereof given by Employee, to provide Employee with an annual target bonus opportunity that is at least equal to Employee’s target bonus opportunity under any Company annual bonus program (which, if not stated as the target for a full year of service, shall be annualized) for the year in which the Change in Control Date occurs;
(4)The Company or the Company Successor requires (or notifies Employee in writing that it will require) Employee to be based at any office or location more than 50 miles from that location at which Employee principally performed services for the Company immediately prior to the Change in Control Date, except for travel reasonably required in the performance of Employee’s responsibilities to an extent substantially consistent with Employee’s business travel obligations immediately prior to the Change in Control; or
(5)If, not later than the Change in Control Date, any Company Successor shall have failed to agree in writing to assume and perform this Agreement as required by paragraph 7(g) hereof.
For purposes of this definition, any determination made by Employee that an event or events give rise to a right to Termination for Good Reason shall be presumed to be valid unless such determination, pursuant to paragraph 7(b), is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Employee.
4.Termination of Employment.
(a)Right to Terminate. Nothing in this Agreement shall be construed in any way to limit the right of the Company to terminate Employee’s employment, with or without cause, or for Employee to terminate Employee’s employment with the Company, with or without reason; provided, however, that the Company and Employee must nonetheless comply with any duty or obligation such party has at law or under any agreement (including paragraph 6 of this Agreement) between the parties.

(b)Termination due to Death or Disability. Employee’s employment with the Company shall be terminated upon Employee’s death. By written notice to the other party, either the Company or Employee may terminate Employee’s employment due to Disability.
5.Amounts Payable Upon Termination of Employment. The following provisions shall apply to any termination of Employee’s employment occurring (or which, pursuant to paragraph 2, is deemed to occur) upon a Change in Control or during the two year period immediately thereafter:
(a)Death or Disability. In the event that Employee’s employment terminates due to Employee’s death or Disability (regardless of whether such Disability termination is initiated by Employee or the Company), the Company shall pay Employee (or, if applicable, Employee’s beneficiaries or legal representative(s)):
(1)The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination; and
(2)The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice.
(b)Cause and Voluntary Termination. If Employee’s employment is terminated by the Company in a Termination for Cause or voluntarily by Employee (which is not a Termination for Good Reason), the Company shall pay Employee:
(1)The Earned Salary as soon as practicable (but not more than 10 days) following Employee’s Date of Termination; and
(2)The Accrued Obligations in accordance with applicable law and the provisions of any applicable plan, program, policy or practice.
(c)Termination for Good Reason or Without Cause. If Employee terminates Employee’s employment in a Termination for Good Reason or the Company terminates Employee’s employment for any reason other than those described in paragraphs 5(a) and (b) above, the Company shall pay or shall provide to Employee the following benefits and compensation:
(1)The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination;
(2)The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice;
(3)Continued coverage for Employee and Employee’s eligible dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (a) from Employee’s Date of Termination until and including the 24-month anniversary of such termination, with such coverage provided at no cost to Employee.

Notwithstanding the foregoing, Employee shall only be eligible to receive continued coverage until the earliest of: (i) the last day of the 24-month anniversary of such termination; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee).
(4)To the extent that any award granted to Employee under the EIP and outstanding on the Change in Control Date shall not have previously become fully vested and, as applicable, exercisable, payable, distributable and free of any transfer restrictions, such award shall be and become fully vested and, as applicable, exercisable, payable or distributable to, and transferable by, Employee on the Date of Termination, without any further action by the Company or any other person(s); provided, however, that in the case of any award that vests upon the attainment of specified performance conditions and the agreement or plan pertaining to such award does not expressly provide for the treatment of such award upon or following a Change in Control, such award shall become vested based on the higher of (1) actual achievement and (2) target achievement, in each case, of such criteria;
(5)The Pro-Rata Bonus; and
(6)The Separation Payment.
Payment of the Pro-Rata Bonus shall be payable between January 1 and March 15 of the year following the Date of Termination. Payment of the Separation Payment shall be made within 10 business days after Employee’s Date of Termination. To the extent not yet paid, payment of any earned but unpaid bonus or cash incentive compensation for any performance period completed prior to the Date of Termination, payable at the time such bonus or cash incentive compensation is paid to other employees of the Company;
(7)A lump sum cash payment, on the same date that payment of Employee’s Separation Payment is made pursuant to Section 5(c)(5) above, of $30,000 in lieu of financial and tax counseling and planning assistance benefits for two years following the Date of Termination; and
(8)Upon Employee’s request, outplacement services through an agency selected by the Company, provided that the cost to the Company of such benefits shall not exceed $50,000 and such services must be fully provided by no later than 12 months following the Date of Termination.
(d)Successor Employment. Notwithstanding anything in this Agreement to the contrary, unless (1) Employee is offered employment with a Company Successor or any affiliate thereof that would not constitute Employee having the ability to incur a Termination for Good Reason and (2) such offered employment provides continued protection to assert a Termination for Good Reason for two years following such Change in Control, then in connection with a Change in Control and at the same time as such Change in Control:
(1)Employee shall be deemed, solely for purposes of this Agreement, to have incurred a “Termination for Good Reason” effective as of the date of the Change in Control regardless of whether Employee accepts such offered position;
(2)Employee shall be entitled to all payments, benefits and accelerations described in paragraphs 5(c)(2), and 5(c)(4) through 5(c)(7) in the same amounts and at the same times as though Employee had actually effected a Termination for Good Reason on the date of the Change in Control; and
(3)for the avoidance of doubt, (A) Employee shall not be required to resign from, or refuse, the offered position in order to receive the foregoing payments and benefits, (B) continued employment with, or the provision of services to, the Company Successor or any of its affiliates shall not be treated as mitigation and shall not reduce the amounts or benefits otherwise payable under this paragraph 5; and (C) if Employee’s employment with the Company Successor is later terminated, Employee shall not be entitled to any additional payments and benefits under this Agreement.
(e)Limit on Payments by the Company.
(1)Application of this paragraph 5(e). In the event that:
(i)Any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Employee by the Company or any affiliated company in connection with the Change in Control that are treated as parachute payments under Section 280G of the Code and such payments (collectively, the “Covered Payments”) would be or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, and
(ii)Employee would receive a greater net-after tax benefit by limiting the Covered Payments, so that the portion thereof that are parachute payments do not exceed the maximum amount of such parachute payments that could be paid to Employee without Employee’s being subject to any Excise Tax (the “Safe Harbor Amount”),
(iii)then the amounts payable to Employee under this paragraph 5 shall be reduced (but not below zero) so that the aggregate amount of parachute payments that Employee receives does not exceed the Safe Harbor Amount. In the event that Employee receives reduced payments and benefits hereunder, such payments and benefits shall be reduced in connection with the application of the Safe Harbor Amount in the following manner: first, any portion of Employee’s Separation Payment payable shall be reduced, followed by, to the extent necessary and in order, any relocation reimbursement payable, the continuation of welfare benefits, any awards under the EIP in which Employee becomes vested under this Agreement and finally, the Accrued Obligations.
(2)Assumptions for Calculation. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax,
(i)such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm appointed by the Company prior to the Change in Control Date or tax counsel selected by such accounting firm (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax; and
(ii)the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
(3)Adjustments in Respect of the Safe Harbor Amount. If Employee receives reduced payments and benefits under this paragraph 5(e) (or this paragraph 5(e) is determined not to be applicable to Employee because the Accountants conclude that Employee is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Employee and the Company in applying the terms of this Agreement, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to Employee or for Employee’s benefit exceed the Safe Harbor Amount and the provisions of this paragraph 5(e) would otherwise have applied, then the amount of such parachute payment in excess of such Safe Harbor Amount shall be deemed for all purposes to be a loan to Employee made on the date of receipt of such excess payments, which Employee shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Employee.
6.Nonpublic Information.
(a)Acknowledgement of Access. Employee hereby acknowledges that, in connection with Employee’s employment with the Company, Employee has received, and will continue to receive, various information regarding the Company and its business, operations and affairs (“Nonpublic Information”). Nonpublic Information shall not include information that (A) is already properly in the public domain or enters the public domain with the express consent of the Company, or (B) is intentionally made available by the Company to third parties without any expectation of confidentiality.
(b)Agreement to Keep Confidential. Employee hereby agrees that, from and after the Effective Date and continuing until two years following Employee’s Date of Termination, Employee will keep all Nonpublic Information confidential and will not, without the prior written consent of the Board of Directors of the Company (the “Board”), Chief Executive Officer or the President of the Company, disclose any Nonpublic Information in any manner whatsoever or use any Nonpublic Information other than in connection with the performance of Employee’s services to the Company; provided, however, that the provisions of this paragraph shall not prevent Employee from:
(1)Disclosing any Nonpublic Information to any other employee of the Company or to any representative or agent of the Company (such as an independent accountant, engineer, attorney or financial advisor) when such disclosure is reasonably necessary or appropriate (in Employee’s judgment) in connection with the performance by Employee of Employee’s duties and responsibilities;
(2)Disclosing any Nonpublic Information as required by applicable law, rule, regulation or legal process (but only after compliance with the provisions of paragraph (c) of this paragraph); and
(3)Disclosing any information about this Agreement and Employee’s other compensation arrangement to Employee’s spouse, financial advisors or attorneys, or to enforce any of Employee’s rights under this Agreement.
(c)Commitment to Seek Protective Order. If Employee is requested pursuant to, or required by, applicable law, rule, regulation or legal process to disclose any Nonpublic Information, Employee will notify the Company promptly so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this paragraph, and Employee will fully cooperate in any attempt by the Company to obtain any such protective order or other remedy. If no such protective order or other remedy is obtained, or the Company waives compliance with the terms of this paragraph, Employee will furnish or disclose only that portion of the Nonpublic Information as is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Nonpublic Information that is so disclosed.
(d)Protective Provisions. Nothing in paragraph 6 or any other provision of this Agreement shall prevent or restrict in any way (1) Employee from exercising any rights that cannot be lawfully waived or restricted, (2) Employee from testifying at a hearing, deposition, or in court in response to a lawful subpoena or (3) Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the United States Department of Justice, Congress, any agency Inspector

General or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, nothing in paragraph 6 or any other provision of this Agreement shall prevent or restrict in any way (i) Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or the Company, or (ii) the right of Employee to receive an award from a Government Agency for information provided to any Government Agencies.
7.Miscellaneous Provisions.
(a)No Mitigation, No Offset. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination. Except as provided in subparagraph 5(c)(3), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others whether by reason of the subsequent employment of Employee or otherwise.
(b)Arbitration. Except to the extent provided in paragraph 7(c), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Houston, Texas and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.
(c)Equitable Relief Available. Employee acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of paragraph 6 by Employee. Accordingly, without prejudice to any other rights or remedies otherwise available to the Company, Employee agrees that the Company shall have the right to equitable and injunctive relief to prevent any breach of the provisions of paragraph 6 (without the requirement to post any bond), as well as to such damages or other relief as may be available to the Company by reason of any such breach as does occur.
(d)Not A Contract of Employment. Employee acknowledges that this Agreement is not an “employment agreement” or “employment contract” (written or otherwise), as either term is used or defined in, or contemplated by or under:
(1)The EIP;
(2)Any other plan or agreement to which the Company is a party; or

(3)Applicable statutory, common or case law.
(e)Breach Not a Defense. The representations and covenants on the part of Employee contained in paragraph 6 shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any officer, director, stockholder or representative of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants on the part of Employee contained in paragraph 6.
(f)Notices. Any Notice of Termination or other communication required or permitted under this Agreement shall be in writing and may be delivered (i) personally, (ii) by registered or certified mail (postage prepaid, return receipt requested), or (iii) by electronic mail. Such notice shall be deemed given (A) when delivered if delivered personally, (B) on the date shown on the return receipt if mailed, or (C) on the date of transmission if sent by electronic mail, provided that the sender does not receive an automatic notice of non-delivery. Notices shall be addressed as follows (or to such other physical or electronic address as a party may designate by written notice in accordance with this paragraph):
(1)If to the Company:
Crescent Energy Company
600 Travis Street, Suite 7200
Houston, Texas 77002
Attention: General Counsel
E-mail: legal@crescentenergyco.com

(2)If to Employee:
To the postal address set forth below Employee’s signature (and, for electronic mail, to any e-mail address Employee designates to the Company in writing).
(g)Assumption by Company Successor. The Company shall require any Company Successor (regardless of whether the Company Successor is the direct or indirect successor to all or substantially all of the business or assets of the Company and regardless of whether it became the Company Successor by purchase of securities, merger, consolidation, sale of assets or otherwise), to expressly assume and agree to perform the obligations to be performed by the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(h)Assignment. The Company may assign its duties and obligations hereunder to any other direct or indirect majority-owned subsidiary of the Company, but shall remain secondarily liable for the performance of this Agreement by any such assignee. Except pursuant to either the immediately preceding sentence or an assumption by a Company Successor, the rights and obligations of the Company pursuant to this

Agreement may not be assigned, in whole or in part, by the Company to any other person or entity without the express written consent of Employee. The rights and obligations of Employee pursuant to this Agreement may not be assigned, in whole or in part, by Employee to any other person or entity without the express written consent of the Board.
(i)Successors. This Agreement shall be binding on, and shall inure to the benefit of the Company, Employee and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.
(j)Amendments and Waivers. No provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Employee and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(k)Complete Agreement. This Agreement replaces and supersedes all prior agreements, if any, among the parties with respect to the payments to be made to Employee upon termination of employment following a Change in Control and the provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof. Nothing in this paragraph is intended to, or shall be construed to:
(1)supersede the Severance Agreement at any time prior to the time expressly provided in paragraph (2) hereof; or
(2)limit Employee’s rights upon the occurrence of a Change in Control under the Company’s EIP or any other Company plan, policy, program or practice (other than any plan, policy, program or practice primarily providing severance or other termination benefits) generally applicable to similarly situated employees.
(l)Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.
(m)Attorney Fees. All legal fees and other costs incurred by Employee in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by the Company to Employee, on a quarterly basis, upon presentation of proof of such expenses, but in no event later than the end of the calendar year following the calendar year in which such legal fees and expenses are incurred; provided, however, that if Employee asserts any claim in any contest and Employee shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of this Agreement, Employee shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually. The Company shall be responsible for, and shall pay, all legal fees and other costs incurred by the Company in connection with the resolution of any dispute or controversy under or in connection with this Agreement, regardless of whether such dispute or controversy is resolved in favor of the Company or Employee.
(n)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
(o)Construction. The captions of the paragraphs, subparagraphs and sections of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Unless otherwise specified, references in this Agreement to a “paragraph,” “subparagraph,” “section,” “subsection,” or “schedule” shall be considered to be references to the appropriate paragraph, subparagraph, section, subsection, or schedule, respectively, of this Agreement. As used in this Agreement, the term “including” shall mean “including, but not limited to.”
(p)Validity and Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement, a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.
(q)Survival. Notwithstanding anything else in this Agreement to the contrary (including, without limitation, the termination of this Agreement in accordance with paragraph 1), paragraphs 6 and 7 shall survive the termination hereof.
(r)Section 409A. The Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision, payments provided under the Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made pursuant to this Agreement upon the termination of an Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Each installment payment under the Agreement is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six months after Employee’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
(SIGNATURE PAGE ATTACHED)

In witness whereof, the parties have executed this Agreement effective as of the date first written above.
CRESCENT ENERGY COMPANY

By:
Name:
Title:

EMPLOYEE:

_________________________________________
[Name]

ADDRESS:

_________________________________________